Exhibit 10.5
CONSENT, AMENDMENT AND JOINDER AGREEMENT
THIS CONSENT, AMENDMENT AND JOINDER AGREEMENT (this “Amendment”) is entered into as of February 13, 2009 by and among ACCESS CAPITAL, INC. (“Access Capital”), TELESTAR MARKETING, INC. (f/k/a Telestar Acquisition Corporation) (“Company”), TELE-RESPONSE CENTER, INC. (“TRC”) and INTERNATIONAL CONSOLIDATED COMPANIES, INC. (“ICCI” and together with TRC, each a “Joinder Party” and collectively, the “Joinder Parties”).
BACKGROUND
Company and Access Capital entered into an Accounts Receivable Purchase Agreement dated as of July 31, 2005 (as the same has been and may further be amended, modified, restated and/or supplemented from time to time, the “ARPA”) pursuant to which Access Capital provides Company with certain financial accommodations.
Company has requested that Access Capital (a) consent to the Company’s entering into a Share Purchase Agreement dated December 18, 2008 by and among Stuart Discount (“SD”), Company, Tele-Response Center, Inc. (“TRC”) and International Consolidated Companies, Inc. (“ICCI”), as amended by a First Amendment of Purchase Agreement dated as of January 1, 2009 (as so amended, the “Share Purchase Agreement”) and (b) amend the ARPA and Access Capital is willing to do so on the terms and conditions set forth herein.
NOW, THEREFORE in consideration of the mutual covenants and undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the ARPA.
2. Consent. Subject to satisfaction of the conditions precedent set forth in Section 5 below, Access Capital hereby consents to the consummation by the Company of the transactions contemplated by the Share Purchase Agreement.
3. Amendment to ARPA. Subject to satisfaction of the conditions precedent set forth in Section 5 below, the ARPA is hereby amended as follows:
(a) Section 2(a) of the ARPA is hereby deleted in its entirety and replaced with the following:

"(a) For purchasing Accounts Receivable hereunder the amount (the “Purchase Fee”) earned by Access Capital for the period from the Initial Payment date (the “Purchase Date”) and the date when payment is received by Access Capital shall be as follows: (i) 1 to 30 days from the Purchase Date: 1.6% (the “First Specified Percentage”) of the value of the Purchased Receivable, (ii) 31 to 60 days from the Purchase Date: 3.2% (the “Second Specified

Percentage”) of the value of the Purchased Receivable, (iii) 61 to 90 days from the Purchase Date: 4.8% of the value of the Purchased Receivable and (iv) Greater than 90 days from the Purchase Date: 7.0% (the “Fourth Specified Percentage”) of the value of the Purchased Receivable. The First, Second, Third and Fourth Specified Percentages as from time to time in effect shall collectively be referred to as the “Purchase Fee Percentages”).”

Notwithstanding the foregoing, in the event the:
(I) Stage 1 Conditions (as hereafter defined) are satisfied, then the First Specified Percentage shall thereafter be reduced to 1.07%, the Second Specified Percentage shall thereafter be reduced to 2.13%, the Third Specified Percentage shall thereafter be reduced to 3.20% and the Fourth Specified Percentage shall thereafter be reduced to 4.67%. The Purchase Fee Percentages in effect immediately following satisfaction of the Stage 1 Conditions shall hereafter be referred to as the “Stage 1 Percentages.”
(II) Stage 2 Conditions (as hereafter defined) are satisfied, then the First Specified Percentage shall thereafter be reduced to 0.71%, the Second Specified Percentage shall thereafter be reduced to 1.42%, the Third Specified Percentage shall thereafter be reduced to 2.13% and the Fourth Specified Percentage shall thereafter be reduced to 3.11%.
(III) Stage 3 Conditions (as hereafter defined) are satisfied, then the Second Specified Percentage shall thereafter be reduced to 0.60%, the Second Specified Percentage shall thereafter be reduced to 1.21%, the Third Specified Percentage shall thereafter be reduced to 1.81% and the Fourth Specified Percentage shall thereafter be reduced to 2.64%.
If a Default shall occur at any time following satisfaction of the Stage 2 Conditions, then the Purchase Fee Percentages then in effect shall automatically (without notice or demand of any kind) be increased to the Stage 1 Percentages.
In addition to any and all Purchase Fees payable by the Company to Access Capital hereunder, the Company shall pay interest at the Contract Rate (as hereafter defined) on the unpaid amount of each Initial Payment until such time as such Initial Payment is collected in full in good funds of the United States of America. Interest shall be computed on the basis of actual days elapsed in a year of 360 days. At Access Capital’s option, Access Capital may charge Company’s account for said interest. For purposes hereof, (a) the term “Contract Rate” shall mean an interest rate per annum equal to the incremental percentage over the Applicable Base Prime Rate and (b) the term “Applicable Base Rate” shall mean, as applicable (i) three and one-quarter percent (3.25%) following satisfaction of the Stage 1 Conditions, (ii) four percent (4.00%) following satisfaction of the Stage 2 Conditions and (iii) five percent (5.00%) following satisfaction of the Stage 3 Conditions.
For purposes hereof, the following terms shall have the following meanings:
(a) “Stage 1 Conditions” shall mean satisfaction in a manner acceptable to Access Capital of the following conditions: (i) no Default shall have occurred and then be continuing and (ii) receipt by Access Capital of evidence reasonably satisfactory in all respects to Access Capital of a contribution to the capital of Company and/or (if TRC has joined the ARPA as a “Company”), TRC in an aggregate amount of not less than Three Hundred Thousand Dollars ($300,000) made subsequent to the date hereof (the “First Capital Contribution”), a portion of the proceeds of which shall have been received by Access Capital to pay down in full all overadvances then outstanding under the ARPA.
(b) “Stage 2 Conditions” shall mean satisfaction in a manner acceptable to Access Capital of the following conditions: (i) the Stage 1 Conditions shall have been satisfied, (ii) at least six (6) months shall have elapsed from the date hereof, (iii) no Default shall have occurred and then be continuing, (iv) the Company and TRC shall have delivered evidence satisfactory to Access Capital of compliance by the Company and TRC on a consolidated basis with the Tangible Net Worth and Working Capital covenants set forth in Section 3(g)(ii) and 3(g)(iii) of this Amendment, in each case as and for the month immediately preceding the determination date of satisfaction of the Stage 2 Conditions and (v) receipt by Access Capital of evidence satisfactory in all respects to Access Capital of a contribution to the capital of Company and/or (if TRC has joined the ARPA as a “Company”), TRC in an aggregate amount of not less than One Million Dollars ($1,000,000) made subsequent to the date of the First Capital Contribution (the “Second Capital Contribution”).
(c) “Stage 3 Conditions” shall mean satisfaction in a manner acceptable to Access Capital of the following conditions: (i) the Stage 2 Conditions shall have been satisfied, (ii) no Default shall have occurred and then be continuing and (iii) receipt by Access Capital of evidence reasonably satisfactory in all respects to Access Capital of a contribution to the capital of Company and/or (if TRC has joined the ARPA as a “Company”), TRC in an aggregate amount of not less than Five Hundred Thousand Dollars ($500,000) made subsequent to the date of the Second Capital Contribution (the “Third Capital Contribution”).

(b) Section 3 of the ARPA is hereby deleted in its entirety and replaced with the following:
“3. Term. This ARPA shall be in effect for an initial term beginning on the date hereof and continuing until August 11, 2012 (the “Initial Term”), and thereafter automatically renew for periods of two years, unless otherwise terminated in accordance with the Standard Terms or at Access Capital’s option.”
(c) Section 7(a) of Exhibit A to the ARPA is hereby amended in its entirety to provide as follows:
“7(a) If for any reason this Agreement is terminated prior to the end of the Initial Term, the Company shall pay to Access Capital, upon the effective date of such termination or repayment, an early termination fee equal to seventy-five percent (75%) of the average monthly fees paid to Access Capital (based on the prior twelve months) multiplied by the number of months remaining on the Initial Term.”
(d) In addition to the Default events set forth in the ARPA, the occurrence of any one or more of the following events shall constitute a Default under the ARPA: (i) ICCI shall fail to have a controlling ownership interest in each of Company and TRC; (ii) SD shall fail at any time to be employed by ICCI and/or Company and/or TRC; (iii) SD shall at any time fail to be involved in the senior management of Company and TRC; (iv) SD shall fail at any time to be on the board of directors of ICCI; (v) either of ICCI, TRC or SD shall (1) apply for, consent to or suffer to exist the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of his/its property, (2) admit in writing his/its inability, or be generally unable, to pay his/its debts as they become due or cease operations of its present business, as applicable, (3) make a general assignment for the benefit of creditors, (4) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (5) be adjudicated a bankrupt or insolvent, (6) file a petition seeking to take advantage of any other law providing for the relief of debtors, (7) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against him/it in any involuntary case under such bankruptcy laws or (8) take any action for the purpose of effecting any of the foregoing; (vi) if any Responsible Party attempts to terminate, challenges the validity of, or his/its liability under any guaranty of the Obligations or if any Responsible Party who is an individual shall die and Company shall fail to provide Access Capital with a replacement Responsible Party acceptable to Access Capital within thirty (30) days of such occurrence or if any other Responsible Party which is an entity shall cease to exist; or (vii) failure to deliver to Access Capital, within four (4) business days of consummation of the transaction contemplated by the Share Purchase Agreement, a copy of ICCI’s 8-K filing with the Securities and Exchange Commission covering, without limitation, the consummation of such transaction.

(e) Company, ICCI and TRC hereby acknowledge that with respect to the financial reporting requirements set forth in Exhibit A to the ARPA: (i) all such financial statements shall be provided when due on a consolidated and consolidating basis for each of Company, ICCI and TRC, (ii) all year-end financial statements required to be delivered thereunder shall be accompanied by a review report issued by independent certified public accountants of recognized standing selected by Company and acceptable to Access Capital and (iii) in addition to the other financial reporting requirements set forth therein, Company, ICCI and TRC shall, within thirty (30) days after the end of each month, deliver to Access Capital consolidated and consolidating unaudited/internal balance sheets and statements of income, retained earnings and cash flows for each such entity as at the end of and for such month, and for the year to date period then ended, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year. Together with the delivery of all such financial statements, the Chief Executive Officer, President or Chief Financial Officer of each such entity shall deliver to Access Capital a certificate of such officer stating that, based on an examination sufficient to enable him or her to make an informed statement, no Default exists, or, if such is not the case, specifying such Default and its nature, when it occurred, whether it is continuing and the steps being taken by such entity with respect to such event
(f) The following additional covenants shall be added to the ARPA to be effective on and after the date the Stage 2 Conditions are satisfied, the breach of which shall constitute a Default:
(i) The Company and TRC shall maintain on a consolidated basis, at of the end of each month, positive Cash Flow. The first Cash Flow compliance test shall commence with the fourth month following the date the Stage 2 Conditions are satisfied and shall be tested for such one month period, the second Cash Flow compliance test shall commence with the fifth month following the date the Stage 2 Conditions are satisfied and shall be tested on a rolling two month basis and each subsequent monthly Cash Flow compliance test shall be calculated on a rolling three (3) month basis. “Cash Flow” shall mean, for any period, the net income of the Company and TRC on a consolidated basis (as defined by Generally Accepted Accounting Principles (“GAAP”), plus any non-cash charges less (i) any withdrawals or loan advances or repayments to the officers, owners, or any other party, and (ii) principal payments on any term debt and capital leases, and (iii) capital expenditures paid or which were scheduled to be paid during said period and (iv) dividend payments on preferred stock.
(ii) The Company and TRC shall maintain on a consolidated basis, as at the end of each month, positive Working Capital. “Working Capital” shall mean, at a particular date, the excess, if any, of current assets of the Company and TRC on a consolidated basis over current liabilities of the Company and TRC on a consolidated basis, in each case as determined in accordance with GAAP.

(iii) The Company and TRC shall maintain on a consolidated basis, as at the end of each month, positive Tangible Net Worth, “Tangible Net Worth” shall mean, as at a particular date, (a) all amounts which would be included under shareholders’ equity on a balance sheet of the Company and TRC on a consolidated basis, less the amount of goodwill as shown on such balance sheet minus (b) all intangible assets of the Company and TRC on a consolidated basis at such date as determined in accordance with GAAP.
A breach of any financial covenant set forth herein shall be deemed to have occurred as of any date of determination by Access Capital or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Access Capital.
(g) The Company acknowledges that the Purchase Fee Percentages set forth herein were established after negotiation between the parties on the assumption that following satisfaction of the Stage 1 Conditions the Company would tender to Access Capital for purchase acceptable Accounts Receivable aggregating at least (i) $11,000,000 during the 2009 calendar year (pro-rated for that portion of the 2009 calendar year for which the Stage 1 Conditions shall have been satisfied) (the “First Minimum Amount”), (ii) $12,000,000 during the 2010 calendar year (pro-rated for that portion of the 2010 calendar year for which the Stage 1 Conditions shall have been satisfied) (the “Second Minimum Amount”), (iii) $13,000,000 during the 2011 calendar year (pro-rated for that portion of the 20011 calendar year for which the Stage 1 Conditions shall have been satisfied) (the “Third Minimum Amount”) and $14,000,000 for the 2012 calendar year (pro-rated for that portion of the 2012 calendar year for which the Stage 1 Conditions shall have been satisfied) (the “Fourth Minimum Amount”) (as applicable, the “Base Purchase Amount”) during the Initial Term and each renewal term. The Company acknowledges that Purchase Fee Percentages would have been higher if the anticipated volume of purchases of Accounts Receivable were lower. In consideration of Access Capital’s undertakings in this Amendment, the Company shall pay to Access Capital a fee in an amount equal to one and six-tenths percent (1.6%) of the Base Purchase Amount (the “Facility Fee”) with respect to the Initial Term and each renewal term, but the amount thereof, less any credit accrued pursuant to the provisions of this clause “(g)”, shall be payable in arrears in equal quarterly installments. Throughout the Initial Term and any renewal term, each quarterly installment of the Facility Fee shall be paid within 15 days after the end of each successive period of three full calendar months, commencing with the period ending three full calendar months following the date hereof (such initial period and each succeeding three month period is hereafter referred to as a “Calendar Quarter”). Access Capital shall allow as a credit against the Base Purchase Amount on which the Facility Fee is computed due for each respective Calendar Quarter (or if paid as a Facility Fee, will refund to the Company, without interest, to the extent of such payment) an amount equal to the aggregate Accounts Receivable (other than Accounts Receivable existing on the date hereof) tendered by the Company to Access Capital for purchase for the applicable Calendar Quarter; provided, however, that the aggregate amount of any credit allowed with respect to any Calendar Quarter shall not exceed the amount of the Facility Fee payable with respect to such Calendar Quarter.

(h) On and after the date on which the Stage 2 Conditions have been satisfied, the First Minimum Amount shall be automatically increased to $13,000,000, the Second Minimum Amount shall be automatically increased to $14,200,000, the Third Minimum Amount shall be automatically increased to $15,400,000 and the Firth Minimum Amount shall be automatically increased to $16,600,000.
(i) Notwithstanding any contained herein or in the ARPA to the contrary, (1) the Company shall not be required to tender to Access Capital for purchase any Accounts Receivable for which contractual payment in respect thereof is to be paid within fifteen (15) days from invoice date (all such Accounts Receivable not so tendered to Access Capital for purchase shall hereinafter be referred to as the “Specified Non-Purchased Accounts”); (2) the Company acknowledges that the Specified Non-Purchased Accounts shall all times (i) constitute Collateral under the ARPA, (ii) be subject to all terms and provisions of the ARPA relating to Accounts Receivable and (iii) be subject to Access Capital’s first priority perfected security interest; (3) for each period of calculation of the applicable Base Purchase Amount under the foregoing clauses “(g)” and “(h)”, the applicable Base Purchase Amount shall be reduced by the amount of Specified Non-Purchased Accounts created during such calculation period; and (4) Access Capital shall earn an administration fee with respect to all Specified Non-Purchased Accounts for the accounts receivable management and administration services provided to the Company by Access Capital in an amount equal to four-tenths of one percent (0.4%) of all Specified Non-Purchased Accounts created by the Company, payable monthly. The foregoing administration fee may be charged by Access Capital to the Company’s account when due.
4. Joinder. In consideration of Access Capital’s agreement to enter into this Amendment, each Joinder Party hereby acknowledges that it is hereby a Responsible Party under the ARPA with respect to the payment and performance of all Obligations of Company and each Responsible Party hereby waives all suretyship defenses in connection therewith.
5. Conditions of Effectiveness. This Amendment shall become effective upon receipt by Access Capital (unless otherwise waived by Access Capital in writing) of the following (all in form and substance acceptable to Access Capital): (a) this Amendment duly executed and delivered by Company, each Responsible Party and Access Capital, (b) the executed approvals and consents required by Section 1.1 of the Share Purchase Agreement, (c) an acknowledgment letter executed by SD, Company, TRC and ICCI confirming that all closing conditions set forth in the Share Purchase Agreement have been satisfied and the transactions contemplated by the Share Purchase Agreement have been consummated, (d) all such documentation as Access Capital shall require for each of ICCI and TRC to grant to Access Capital a first priority perfected security interest in each such entity’s assets, (e) pro-forma financial statements for ICCI for the six (6) full calendar month period following the effective date hereof, (f) copies of all Schedules, Exhibits and amendments to the Share Purchase

Agreement, (g) copies of all amendments to Company’s and TRC’s certificate of incorporation and bylaws as contemplated by Section 7.1(d) to the Share Purchase Agreement (which such amendments shall not modify in any manner whatsoever the name of any such entity or modify any other provision thereof deemed material by Access Capital), (h) copies of all documentation required to satisfy the requirements of Section 10 of the Share Purchase Agreement, (i) corporate resolutions for Company, ICCI and TRC authorizing the transactions contemplated by the Share Purchase Agreement and the this Amendment and (j) a consent and amendment fee in the amount of $15,000 (the “Consent and Amendment Fee”), which such fee shall be deemed earned in full on the date hereof, shall not be subject to rebate or pro-ration for any reason and shall be payable by the Company to Access Capital in ten consecutive monthly installments of $1500 each, the first payment of which shall commence on March 1, 2009 and the remaining payments of which shall be made on the first day of each succeeding month, all of which payments may be charged when due by Access Capital to Company’s account. Any unpaid portion of the Consent and Amendment Fee shall be due and payable in full upon the earlier to occur of (1) the occurrence of an Event of Default, (2) termination of the ARPA and (3) unwinding of the transactions contemplated by the Share Purchase Agreement in accordance with the terms of Section 6 below.
6. Unwinding of Share Purchase Agreement Transaction. In the event the Company delivers to Access Capital evidence satisfactory in all respects to Access Capital confirming and evidencing that (i) the transactions contemplated by the Share Purchase Agreement have been unwound in accordance with the terms of Section 6.4 of the Share Purchase Agreement as in effect on the date hereof and (ii) Stuart Discount has acquired one hundred percent (100%) of the issued and outstanding capital stock of each of the Company and TRC, then (a) the amendments to the ARPA set forth in Section 3 hereof shall be of no further force or effect (provided that the provisions relating to the Consent and Amendment Fee shall remain in effect and the unpaid portion of the Consent and Amendment Fee shall be immediately paid to Access Capital in accordance with the terms of Section 5 above) and (b) Access Capital shall release its security interest in the assets of ICCI.
7. Representations and Warranties. Each of Company, TRC, ICCI and SD, as applicable, hereby:
(a) represents and warrants to Access Capital that this Amendment and the ARPA, as amended hereby, constitute legal, valid and binding obligations of such party and are enforceable against such in accordance with their respective terms.
(b) represents and warrants to Access Capital that upon the effectiveness of this Amendment, all covenants, representations and warranties made in the ARPA and the other Transaction Documents are hereby reaffirmed to the extent the same are not amended hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(c) represents and warrants to Access Capital that no Default has occurred and is continuing or would exist after giving effect to this Amendment.
(d) represents and warrants to Access Capital that no such party has any defense, counterclaim or offset with respect to the ARPA or any other Transaction Document.
(e) acknowledges that (a) Access Capital has and shall continue to have as security for all Obligations a valid first priority perfected security interest in all assets of Company, TRC and ICCI and to the extent not otherwise granted under the ARPA and the other Transaction Documents hereby assigns, pledges and grants to Access Capital a continuing security interest in all Collateral (as defined in the ARPA) of such entity, whether now owned or existing or hereafter acquired or arising and wheresoever located, provided that the security interest granted by ICCI to Access Capital shall be subject to the provisions of Section 6 hereof and (b) each such party has had ample opportunity to consult with counsel prior to signing and delivering this Amendment and has signed and delivered this Amendment freely and voluntarily, without duress or coercion.
8. Effect on the Agreements.
Upon the effectiveness of this Amendment, each reference in the ARPA to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the ARPA as amended hereby.
Except as specifically amended herein, the ARPA and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Access Capital, nor constitute a waiver of any provision of the ARPA, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.
9. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.
10. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

11. Counterparts; Telecopier Signatures; Miscellaneous. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement. Any signature delivered by a party via telecopier shall be deemed to be an original signature hereto. Access Capital may charge to Company’s account all fees and expenses (including attorneys’ fees) incurred by Access Capital in connection with the transactions contemplated hereby.
[Signature Page to Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

TELESTAR MARKETING, INC.
By:	/S/ Stuart Discount
Stuart Discount, President

TELE-RESPONSE CENTER, INC.
By:	/S/ Stuart Discount
Stuart Discount, President

INTERNATIONAL CONSOLIDATED COMPANIES, INC.
By:	/S/ Antonio F. Uccello, III
Antonio F. Uccello, III, President
and Chief Executive Officer

ACCESS CAPITAL, INC.
By:	/S/ Angela Santi
Angela Santi
Vice President, Director of Client Management

ACKNOWLEDGED AND AGREED TO:
By: /S/ Stuart Discount
Stuart Discount, Individually

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